FOR IMMEDIATE RELEASE:                    NEWS
May 24, 2002 OTCBB-ADTI

ADVANCE DISPLAY TECHNOLOGIES ENTERS INTO LETTER OF INTENT

ENGLEWOOD, Colorado - Advance Display Technologies, Inc., (OTCBB--ADTI), announced today that ADTI has entered into a non-binding letter of intent with Regent Worldwide Sales, LLC, a film distribution company, to acquire all of its membership interests.

Matthew W. Shankle, president of ADTI, said that the parties were commencing their due diligence investigations immediately and hoped to close the transaction in the near future. Shankle noted that, as part of a concurrent reorganization of the combined companies, the 1,843,902 outstanding shares of ADTI's Series C Preferred Stock would be converted into common stock at a 1-for-1 ratio, all of ADTI's existing debt would be converted to common stock or otherwise extinguished, and ADTI would then effect a 1-for-64 reverse stock split of its common stock. After the split, existing ADTI shareholders would hold or have rights to approximately 765,000 shares of common stock, or around ten percent of the outstanding equity. Worldwide's current owners would control the combined entity, which would need to obtain an additional $8 million in new equity capital to close the transaction.

Mr. Shankle confirmed that the letter of intent is not a binding agreement and that the contemplated transactions are dependent upon the parties' mutual satisfaction with the results of their respective due diligence investigations. ADTI is seeking shareholder approval of a 1-for-64 reverse split irrespective of whether the Worldwide acquisition goes forward, Shankle added, since ADTI management believes that having the flexibility to effect such a split will enhance its acquisition strategy generally. A copy of the letter of intent will be filed with the SEC by ADTI on Form 8-K.

Certain statements contained herein constitute "forward looking" statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include, without limitation, statements regarding ADTI's search for working capital, pursuit of an industry partner or acquisition, its business plan and its future results of operations. Factors that could cause actual results to differ materially include, among other things, future economic conditions generally and the ability of ADTI and Worldwide to obtain sufficient capital to close the proposed acquisition, to complete the other transactions necessary to acquire Worldwide, to execute Worldwide's business plan after the acquisition and to become a profitable operating company. Many of these factors are outside the control of ADTI. Investors are cautioned not to put undue reliance on forward looking statements. Except as otherwise required by rules of the Securities and Exchange Commission, ADTI disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Advance Display Technologies, Inc.
Matthew W. Shankle, President & CEO
303/267-0111